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                                                       FOR IMMEDIATE RELEASE
                                               Contact:  Alex P. de Soto
                                                         Chief Financial Officer
                                                         IMRE Corporation
                                                         (206) 298-9400


             IMRE CORPORATION ANNOUNCES ALLEGED PATENT INFRINGEMENT
                               MOVES TO NEXT LEVEL


SEATTLE, WASHINGTON -- November 22, 1995 -- IMRE Corporation (NASDAQ: IMRE) announced today receipt of a complaint that was filed with the United States District Court, Northern District of California, claiming that the Company's PROSORBA-Registered Trademark- column allegedly infringes a patent issued February 25, 1992, to David S. Terman, M.D. which was subsequently assigned in July 1993 to DTER-ENT, Inc., a California corporation.

IMRE first received a notice of a claim of infringement from DTER-ENT, Inc. in July 1993. The Company has disclosed this claim in its public filings for the past two years. This matter has been reviewed by two independent outside patent counsel and in both instances, the Company was advised that the claims of the patent allegedly infringed by the Company are invalid or unenforceable, or not infringed. The Company will vigorously contest the alleged claim.

IMRE Corporation is a biotechnology company that is a leader in the field of immunoadsorption treatment. The Company's first product, the PROSORBA-Registered Trademark- column, has FDA marketing approval for the treatment of idiopathic thrombocytopenic purpura (ITP), an immune-mediated bleeding disorder. IMRE recently announced positive results of a clinical trial using the PROSORBA-Registered Trademark- column for rheumatoid arthritis therapy and is developing a rheumatoid arthritis prognostic assay. IMRE is currently conducting a pilot clinical study using the PROSORBA-Registered Trademark- column in kidney transplantation and is seeking corporate partners to help fund its clinical programs.

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